CUSIP No. 584404107

                                                                                                                                                EXHIBIT X

Transactions in the Class A Common Stock ($5.00 Par Value Per Share)

of

Media General, Inc.

TRANSACTIONS BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

Date of Transaction	Number of Shares Purchased / (Sold)	Price per Share

12/9/2008	(3,640)	$1.8300
12/9/2008	(116,170)	$1.8430
12/9/2008	(63,570)	$1.6500
12/10/2008	(220,762)	$1.7525

TRANSACTIONS BY HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

Date of Transaction	Number of Shares Purchased / (Sold)	Price per Share

12/9/2008	(1,560)	$1.8300
12/9/2008	(49,786)	$1.8430
12/9/2008	(36,430)	$1.6500
12/10/2008	(143,839)	$1.7525